Exhibit 99.1 Press Release

COROWARE ANNOUNCES STRONG REVENUE GROWTH FOR
ITS CONSULTING SERVICES BUSINESS

Over 150% increase during first eight months of FY 2015 compared with FY 2014

Bellevue, WA – September 9, 2015 – CoroWare, Inc. (OTC PINK:COWI) today announced rapidly growing demand for its consulting services business that has resulted in strong revenue growth of over 150%  during the first eight months of fiscal year 2015 compared with the first seven months of fiscal year 2014.

“We began this year with ambitious growth plans, and we're well on the way to achieving them,” said Lloyd Spencer, CEO of CoroWare, Inc. “Our long-term consulting services agreements show that customers are responding positively to the capable and innovative consulting services that CoroWare offers.”

Fiscal year 2015 revenue growth for this business segment is attributed to a combination of new and repeat customer engagements, including hardware prototyping and testing, business workflow management, and R&D support consulting services.

“Our businesses are gaining traction and we are upbeat that the coming quarters will bring more opportunities to work with customers across multiple industries,” Mr. Spencer added.  “Looking forward, we have laid a strong foundation for growth in this and next year, and we remain focused on bringing innovative solutions to our customers and increased value to our shareholders.”

To support this growth, CoroWare’s Business Consulting Services Group continues to seek qualified individuals for a number of new positions in the Seattle, Washington and Mountain View, California area.  Those interested in an exciting and challenging environment that encourages independent thinking, problem solving and growth may visit http://www.coroware.com/our-careers.php .

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
•
Business Consulting Services:  R&D engineering services; business process workflow; software architecture, design and development; content management; console, PC and online game production; marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development; and mobile robot platforms for university, government and corporate researchers

CoroWare's customers are located in North America, Europe, Asia and the Middle East, and span multiple industry sectors - including universities, software and hardware product development companies, and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Pam Lagano
Lagano & Associates, Inc.
(800) 641-2676, option 3
plagano@coroware.com
investor@coroware.com